Exhibit 99.1

News Release
CONTACT: Vic Svec (314) 342-7768

FOR IMMEDIATE RELEASE
October 20, 2014

PEABODY ENERGY ANNOUNCES RESULTS
FOR THE QUARTER ENDED SEPTEMBER 30, 2014

•	Third quarter revenues of $1.72 billion lead to Adjusted EBITDA of $216 million

•	Diluted Loss Per Share from Continuing Operations of $(0.58) with Adjusted Diluted EPS of $(0.59)

•	Australian costs per ton lowest since early 2011; Lowering 2014 Australian cost target to approximately $70 per ton

•	Quarterly operating cash flows rise to $169.8 million; Reducing 2014 capital spending targets to $200 to $220 million

ST. LOUIS, Oct. 20 - Peabody Energy (NYSE: BTU) today reported third quarter 2014 revenues of $1.72 billion, leading to Adjusted EBITDA of $216.3 million. Loss from Continuing Operations totaled $(154.0) million, reflecting the effect of a non-cash tax expense related to the repeal of the Minerals Resource Rent Tax in Australia, with Diluted Loss Per Share from Continuing Operations of $(0.58) and Adjusted Diluted EPS of $(0.59).
“In the face of challenging times for the coal industry, Peabody continues to control the controllable and take the necessary actions to best position the company through strong operating performance, solid operating cash flows, lower costs and reduced capital targets,” said Peabody Energy Chairman and Chief Executive Officer Gregory H. Boyce. “Regarding industry fundamentals, we look forward to greater realization of announced metallurgical coal supply cutbacks, continued growth in Indian coal imports, and improving Southern Powder River Basin rail performance to rebuild utility stockpiles and meet strong underlying demand.”

RESULTS FROM PEABODY CONTINUING OPERATIONS
Third quarter revenues totaled $1.72 billion compared with $1.80 billion in the prior year primarily on lower realized pricing in Australia. U.S. Mining revenues declined to $1.02 billion, due to lower volumes and reduced Midwestern revenues per ton. Australian revenues decreased 4 percent as higher volumes partly offset a 13 percent reduction in revenues per ton. Australian sales totaled 10.0 million tons, including 4.6 million tons of metallurgical coal and 3.4 million tons of seaborne thermal coal.

Adjusted EBITDA of $216.3 million reflects ongoing cost and productivity improvements that mitigated the impact of approximately $135 million from lower pricing. U.S. Mining Adjusted EBITDA declined 8 percent over the prior year to $281.6 million primarily due to rail performance issues in the quarter. Australian Mining Adjusted EBITDA declined to $16.9 million as a result of lower seaborne coal prices. Australian costs per ton decreased 6 percent compared with the prior year on improved longwall performance as well as cost and productivity programs.
Trading and Brokerage Adjusted EBITDA totaled $3.3 million and Resource Management Adjusted EBITDA totaled $3.5 million.
Loss from Continuing Operations totaled $(154.0) million compared to Income from Continuing Operations of $24.0 million in the prior year. Current quarter results reflect lower tax benefits following the repeal of the Minerals Resource Rent Tax in Australia, along with lower operating profit resulting from reduced realized pricing. Diluted Loss from Continuing Operations totaled $(0.58) per share with Adjusted Diluted EPS of $(0.59).
Summary of Adjusted Diluted EPS (Unaudited)

	Quarter Ended		Nine Months Ended
	Sept.	Sept.	Sept.	Sept.
	2014	2013	2014	2013

Diluted EPS - (Loss) Income from Continuing Operations (1)	$(0.58)	$0.06	$(1.04)	$0.40
Asset Impairment, Net of Income Taxes	—	—	—	0.08
Remeasurement Benefit Related to Foreign Income Tax Accounts	(0.01)	(0.01)	(0.02)	(0.14)
Adjusted Diluted EPS (2)	$(0.59)	$0.05	$(1.06)	$0.34

(1)	Reflects (loss) income from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

(2)	Represents a non-GAAP financial measure defined at the end of this release and illustrated in the Reconciliation of Non-GAAP Financial Measures table after this release.
Third quarter capital spending of $42.8 million was primarily focused on sustaining capital expenditures. Liquidity totaled $2.3 billion, including more than $465 million of cash. Peabody continues to generate positive operating cash flows, which totaled $169.8 million during the period.

COAL MARKETS AND PEABODY'S POSITION
“While global coal markets continue to reflect oversupply and concerns over Chinese coal imports, we are seeing some favorable industry indicators,” said Boyce. “India is transitioning to become the fastest-growing coal importer. More than 20 million of the approximately 30 million tons of announced global metallurgical production cutbacks are yet to be realized. In the United States, while a mild summer and rail performance impacted volumes and market activity, Southern Powder River Basin customer stockpiles ended September at a nine-year low, and we anticipate improving logistics and rising volumes in the Southern Powder River and Illinois basins as we look toward the new year.”
Within global coal markets:

•
The fourth quarter metallurgical coal price benchmark for high-quality low-vol hard coking coal settled at $119 per tonne ($108 per short ton) with benchmark low-vol PCI at $99 per tonne ($90 per short ton), essentially flat with third quarter settlements;

•
China's coal imports have declined in recent months, reflecting coal import policy uncertainty, stable domestic supply, flat pig iron production and modest coal generation growth of 1 percent through August. While China’s recent coal import tariffs may dampen near-term imports, long-term drivers of coal demand remain intact;

•
India’s coal generation rose 13 percent through the first nine months, and demand for thermal coal imports accelerated by more than 55 percent in September to a new monthly record as India’s coal stockpiles reached a 25-year low and more than half of India’s power plants reported critically low coal inventories. Metallurgical coal imports rose 23 percent through September as India continues to access the high-quality seaborne market. Coal quality concerns, domestic production shortages and strong demand support further coal import growth; and

•
Global seaborne coal markets remain challenged, yet supply growth is set to moderate as production cuts are implemented. China has announced nearly 115 million tons of thermal production cutbacks. Metallurgical coal producers have announced approximately 30 million tons of reductions this year, with more than 20 million tons yet to be realized in coming quarters. U.S. coal exports have declined 16 percent through August.

Based on current global economic growth forecasts, Peabody expects annual global coal demand to rise 550 million tonnes by 2016. Over this same period, approximately 250 gigawatts of new coal-fueled generation is expected to be built. Seaborne metallurgical coal demand is projected to increase over time, led by ongoing urbanization and industrialization in China and India.
With solid operating performance to date, the company now targets total 2014 Australian sales of 36 to 38 million tons, including 16 to 17 million tons of metallurgical coal and 12 to 13 million tons of export thermal coal.

Within U.S. coal markets:

•	Coal generation increased 3 percent through September, while natural gas generation declined 2 percent. Coal accounts for 41 percent of electricity generation in the U.S.,

and 2014 coal consumption is expected to rise approximately 15 million tons over 2013 levels;

•
Southern Powder River Basin stockpiles are at their lowest level since 2005 despite summer temperatures that were 8 percent below normal in coal heavy regions. Stockpiles are expected to end the year at less than 40 days of supply, a decline of more than 30 percent from the beginning of 2014, on increased demand and rail performance issues;

•
Rail performance has led to greater coal conservation measures at certain utilities, but shipments are expected to improve through 2015 and into 2016 on record capital spending by rail carriers. Absent anticipated rail constraint, it is estimated that Southern Powder River Basin shipments would need to increase by approximately 50 to 60 million tons in order to rebuild stockpiles to normal levels and meet rising utility demand; and

•
Peabody finalized a 6-year, 40 million ton coal supply agreement in the third quarter, and anticipates 2015 Powder River Basin revenues per ton to be higher than 2014 realizations due to strong contracting strategies built on layering in sales over time. Traded markets have been impacted by extremely low liquidity and reflect lower pricing than we have observed in the physical market.

Peabody’s projected 2014 U.S. production is essentially fully priced, with 2015 production approximately 15 percent unpriced and 2016 production 50 to 60 percent unpriced based on expected 2014 levels.

OPERATIONAL AND CAPITAL UPDATE
Based on strong capital efficiency to date, Peabody is again reducing 2014 capital spending targets to $200 to $220 million, which is well below 2013 levels with spending primarily focused on sustaining capital. The company is well positioned due to previous investments in our operations, which enables low capital spending levels for several years. Peabody continues to leverage operational improvements and is advancing further cost reduction efforts to maximize cash flows, including additional spending reviews across the organization.
Operational initiatives are focused on:

•
Improving yields, increasing automation and optimizing production of the longwall top coal caving system at the North Goonyella Mine, where production has increased more than 55 percent over the second quarter;

•
Leveraging the benefits of the Moorvale Mine owner-operator transition completed in the third quarter. Over 95 percent of Australian production is now under the owner-operator model, which continues to provide additional cost savings at converted mines; and

•
Advancing the Gateway North extension in Illinois to replace the depleting reserves. Slope development is ahead of schedule, and the project is maximizing use of existing equipment and infrastructure to limit capital requirements. Ramp up is expected to begin in the first half of 2015.

OUTLOOK
Peabody is targeting full-year 2014 Adjusted EBITDA of $765 million to $815 million and Adjusted Diluted EPS of $(1.48) to $(1.38), excluding any charges related to implementation of an organizational restructuring program that was recently launched. Targets reflect lower seaborne thermal coal pricing and reduced production at the Wilpinjong Mine as strong year-to-date performance is expected to result in the mine reaching annual permit levels before year end.
Additional full-year 2014 targets include:

•	Total sales of 245 to 255 million tons, including U.S. sales of 185 to 190 million tons and Australian sales of 36 to 38 million tons;

•	U.S. costs per ton 1 to 3 percent below 2013 levels on cost containment efforts. U.S. revenues per ton improved to 2 to 4 percent below 2013 levels on higher realized price per ton; and

•	Australian costs of approximately $70 per ton.

Peabody Energy is the world’s largest private-sector coal company and a global leader in sustainable mining, energy access and clean coal solutions.  The company serves metallurgical and thermal coal customers in more than 25 countries on six continents. For further information, go to PeabodyEnergy.com and AdvancedEnergyForLife.com.

-End-

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. The company uses words such as “anticipate,” “believe,” “expect,” “may,” “forecast,” “project,” “should,” “estimate,” “plan,” “outlook,” “target” or other similar words to identify forward-looking statements. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of Oct. 20, 2014. These factors are difficult to accurately predict and may be beyond the company’s control. The company does not undertake to update its forward-looking statements. Factors that could affect the company’s results include, but are not limited to: global supply and demand for coal, including the seaborne thermal and metallurgical coal markets; price volatility and customer procurement practices, particularly in international seaborne products and in the company’s trading and brokerage businesses; impact of alternative energy sources, including natural gas and renewables; global steel demand and the downstream impact on metallurgical coal prices; impact of weather and natural disasters on demand, production and transportation; reductions and/or deferrals of purchases by major customers and ability to renew sales contracts; credit and performance risks associated with customers, suppliers, contract miners, co-shippers, and trading, banks and other financial counterparties; geologic, equipment, permitting, site access, operational risks and new technologies related to mining; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; impact of take-or-pay agreements for rail and port commitments for the delivery of coal; successful implementation of business strategies; negotiation of labor contracts, employee relations and workforce availability; changes in postretirement benefit and pension obligations and their related funding requirements; replacement and development of coal reserves; availability, access to and related cost of capital and financial markets; ability to appropriately secure our obligations for land reclamation, federal and state workers’ compensation, federal coal leases and other obligations related to our operations; effects of changes in interest rates and currency exchange rates (primarily the Australian dollar); effects of acquisitions or divestitures; economic strength and political stability of countries in which the company has operations or serves customers; legislation, regulations and court decisions or other government actions, including, but not limited to, new environmental and mine safety requirements; changes in income tax regulations, sales-related royalties, or other regulatory taxes and changes in derivative laws and regulations; litigation, including claims not yet asserted; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC).

Included in the company’s release of financial information accounted for in accordance with generally accepted accounting principles (GAAP) are certain non-GAAP financial measures, as defined by SEC regulations.  The company has defined below the non-GAAP financial measures that are used and has included in the tables following this release reconciliations of these measures to the most directly comparable GAAP measures.

Adjusted EBITDA is defined as (loss) income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses, depreciation, depletion and amortization, asset impairment and mine closure costs, charges for the settlement of claims and litigation related to previously divested operations and amortization of basis difference associated with equity affiliates.  Adjusted EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income or cash flow as determined in accordance with United States GAAP.  Management uses Adjusted EBITDA as the primary metric to measure segment operating performance and also believes it is useful to investors in comparing the company’s current results with those of prior and future periods and in evaluating the company’s operating performance without regard to its capital structure or the cost basis of its assets.

Adjusted (Loss) Income from Continuing Operations and Adjusted Diluted EPS are defined as (loss) income from continuing operations and diluted earnings per share from continuing operations, respectively, excluding the impacts of asset impairment and mine closure costs and charges for the settlement of claims and litigation related to previously divested operations, net of tax, and the remeasurement of foreign income tax accounts on the company’s income tax provision. The company calculates income tax benefits related to asset impairment and mine closure costs and charges for the settlement of claims and litigation related to previously divested operations based on the enacted tax rate in the jurisdiction in which they have been or will be realized, adjusted for the estimated recoverability of those benefits. Management has included these measures because, in the opinion of management, excluding those foregoing items is useful in comparing the company’s current results with those of prior and future periods. Management also believes that excluding the impact of the remeasurement of foreign income tax accounts represents a meaningful indicator of the company's ongoing effective tax rate.

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters and Nine Months Ended Sept. 30, 2014 and 2013

(In Millions, Except Per Share Data)
	Quarter Ended		Nine Months Ended
	Sept.	Sept.	Sept.	Sept.
	2014	2013	2014	2013

Tons Sold	62.5	69.1	185.5	187.1

Revenues	$1,722.9	$1,797.6	$5,107.7	$5,270.9
Operating Costs and Expenses (1)	1,453.3	1,432.1	4,315.7	4,258.7
Depreciation, Depletion and Amortization	163.6	186.4	483.9	542.8
Asset Retirement Obligation Expenses	15.0	13.4	46.5	50.7
Selling and Administrative Expenses	52.9	55.0	171.6	184.1
Other Operating (Income) Loss:
Net Gain on Disposal or Exchange of Assets	(13.9)	(4.1)	(25.9)	(49.9)
Asset Impairment	—	—	—	21.5
Loss from Equity Affiliates:
Results of Operations	14.3	2.6	40.0	31.6
Amortization of Basis Difference	1.5	—	4.0	4.0
Loss from Equity Affiliates	15.8	2.6	44.0	35.6
Operating Profit	36.2	112.2	71.9	227.4
Interest Income	(3.7)	(4.2)	(11.7)	(11.2)
Interest Expense:
Interest Expense	103.9	99.5	310.3	299.3
Interest Charges Related to Litigation	10.6	—	11.1	6.9
Loss on Debt Extinguishment or Modification	—	11.5	1.6	16.9
Interest Expense	114.5	111.0	323.0	323.1
(Loss) Income from Continuing Operations Before Income Taxes	(74.6)	5.4	(239.4)	(84.5)
Income Tax Provision (Benefit):
Provision (Benefit)	80.6	(16.0)	34.8	(161.5)
Remeasurement Benefit Related to Foreign Income Tax Accounts	(1.2)	(2.6)	(3.9)	(38.1)
Income Tax Provision (Benefit)	79.4	(18.6)	30.9	(199.6)
(Loss) Income from Continuing Operations, Net of Income Taxes	(154.0)	24.0	(270.3)	115.1
Income (Loss) from Discontinued Operations, Net of Income Taxes	5.0	(43.1)	6.0	(66.5)
Net (Loss) Income	(149.0)	(19.1)	(264.3)	48.6
Less: Net Income Attributable to Noncontrolling Interests	1.6	7.0	8.1	7.8
Net (Loss) Income Attributable to Common Stockholders	$(150.6)	$(26.1)	$(272.4)	$40.8

Adjusted EBITDA	$216.3	$312.0	$606.3	$846.4

Diluted EPS - (Loss) Income from Continuing Operations (2)(3)	$(0.58)	$0.06	$(1.04)	$0.40

Diluted EPS - Net (Loss) Income Attributable to Common Stockholders (2)	$(0.56)	$(0.10)	$(1.02)	$0.15

Adjusted Diluted EPS (2)	$(0.59)	$0.05	$(1.06)	$0.34

(1)	Excludes items shown separately.
(2)
Weighted average diluted shares outstanding were 268.2 million and 267.7 million for the quarters ended September 30, 2014 and 2013, respectively, and 268.0 million and 267.5 million for the nine months ended September 30, 2014 and 2013, respectively.

(3)	Reflects (loss) income from continuing operations, net of income taxes, less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters and Nine Months Ended Sept. 30, 2014 and 2013

	Quarter Ended		Nine Months Ended
	Sept.	Sept.	Sept.	Sept.
	2014	2013	2014	2013

Revenue Summary (In Millions)
U.S. Mining Operations	$1,024.0	$1,052.0	$3,040.2	$2,999.7
Australian Mining Operations	676.3	705.3	1,995.5	2,188.1
Trading and Brokerage Operations	15.0	32.1	46.3	54.6
Other	7.6	8.2	25.7	28.5
Total	$1,722.9	$1,797.6	$5,107.7	$5,270.9

Tons Sold (In Millions)
Midwestern U.S. Mining Operations	6.5	6.9	18.9	19.9
Western U.S. Mining Operations	41.7	42.7	123.3	117.9
Australian Mining Operations (1)	10.0	9.0	27.9	25.9
Trading and Brokerage Operations	4.3	10.5	15.4	23.4
Total	62.5	69.1	185.5	187.1

Revenues per Ton - Mining Operations
Midwestern U.S.	$47.88	$50.47	$48.63	$50.90
Western U.S. (2)	17.06	16.49	17.19	16.84
Total - U.S. (2)	21.24	21.19	21.37	21.76
Australia	67.38	77.85	71.47	84.35

Operating Costs per Ton - Mining Operations (3)
Midwestern U.S.	$34.60	$34.11	$36.19	$34.25
Western U.S. (2)	12.39	11.97	12.40	12.53
Total - U.S. (2)	15.40	15.03	15.56	15.66
Australia	65.70	69.60	70.36	73.26

Gross Margin per Ton - Mining Operations (3)
Midwestern U.S.	$13.28	$16.36	$12.44	$16.65
Western U.S. (2)	4.67	4.52	4.79	4.31
Total - U.S. (2)	5.84	6.16	5.81	6.10
Australia	1.68	8.25	1.11	11.09

Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - U.S. Mining Operations	$281.6	$305.9	$826.1	$840.4
Adjusted EBITDA - Australian Mining Operations	16.9	74.8	30.9	287.7
Adjusted EBITDA - Trading and Brokerage:
Trading and Brokerage Operations	3.3	17.2	23.3	12.8
Litigation and Arbitration Charges	—	—	(15.6)	(20.6)
Total Trading and Brokerage	3.3	17.2	7.7	(7.8)
Adjusted EBITDA - Resource Management (4)	3.5	2.5	14.7	47.0
Selling and Administrative Expenses	(52.9)	(55.0)	(171.6)	(184.1)
Other Operating Costs, Net (5)	(36.1)	(33.4)	(101.5)	(136.8)
Adjusted EBITDA	216.3	312.0	606.3	846.4
Depreciation, Depletion and Amortization	(163.6)	(186.4)	(483.9)	(542.8)
Asset Retirement Obligation Expenses	(15.0)	(13.4)	(46.5)	(50.7)
Asset Impairment	—	—	—	(21.5)
Amortization of Basis Difference Related to Equity Affiliates	(1.5)	—	(4.0)	(4.0)
Operating Profit	36.2	112.2	71.9	227.4
Operating Cash Flows	169.8	212.6	250.1	544.0
Acquisitions of Property, Plant and Equipment	42.8	62.2	107.5	228.7
Coal Reserve Lease Expenditures	89.4	89.5	89.4	89.5

(1)
Metallurgical coal tons sold totaled 4.6 million and 4.0 million for the quarters ended Sept. 30, 2014 and 2013, respectively, and 12.6 million and 11.7 million for the nine months ended Sept. 30, 2014 and 2013, respectively.

(2)
The finalization of pricing under a customer sales agreement resulted in additional Western U.S. revenues per ton, operating costs per ton, and gross margin per ton of $0.27, $0.05, and $0.22, respectively, for the nine months ended Sept. 30, 2014. The impact on Total - U.S. revenues per ton, operating costs per ton, and gross margin per ton was $0.24, $0.05, and $0.19, respectively, for that period.

(3)
Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expenses; selling and administrative expenses; asset impairment; and certain other costs related to post-mining activities.

(4)	Includes certain asset sales, property management costs and revenues, and coal royalty expense.
(5)	Includes loss from equity affiliates and costs associated with post-mining activities.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets
As of Sept. 30, 2014 and Dec. 31, 2013

(Dollars In Millions)
	(Unaudited)
	Sept. 30, 2014	Dec. 31, 2013
Cash and Cash Equivalents	$466.5	$444.0
Accounts Receivable, Net	490.0	557.9
Inventories	490.9	506.7
Deferred Income Taxes	106.9	66.4
Other Current Assets	377.1	417.7
Total Current Assets	1,931.4	1,992.7
Property, Plant, Equipment and Mine Development, Net	10,651.1	11,082.5
Deferred Income Taxes	4.9	7.8
Investments and Other Assets	957.3	1,050.4
Total Assets	$13,544.7	$14,133.4

Current Maturities of Long-Term Debt	$21.4	$31.7
Accounts Payable and Accrued Expenses	1,656.5	1,737.7
Other Current Liabilities	22.4	6.1
Total Current Liabilities	1,700.3	1,775.5
Long-Term Debt, Less Current Maturities	5,969.7	5,970.7
Deferred Income Taxes	16.0	40.9
Other Noncurrent Liabilities	2,263.6	2,398.4
Total Liabilities	9,949.6	10,185.5
Stockholders' Equity	3,595.1	3,947.9
Total Liabilities and Stockholders' Equity	$13,544.7	$14,133.4

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters and Nine Months Ended Sept. 30, 2014 and 2013

(Dollars In Millions, Except Per Share Data)	Quarter Ended		Nine Months Ended
	Sept.	Sept.	Sept.	Sept.
	2014	2013	2014	2013

Adjusted EBITDA	$216.3	$312.0	$606.3	$846.4
Depreciation, Depletion and Amortization	163.6	186.4	483.9	542.8
Asset Retirement Obligation Expenses	15.0	13.4	46.5	50.7
Amortization of Basis Difference Related to Equity Affiliates	1.5	—	4.0	4.0
Interest Income	(3.7)	(4.2)	(11.7)	(11.2)
Interest Expense	114.5	111.0	323.0	323.1
Income Tax Provision (Benefit) Before Remeasurement of Foreign Income Tax Accounts	80.6	(16.0)	34.8	(161.5)
Adjusted (Loss) Income from Continuing Operations (1)	(155.2)	21.4	(274.2)	98.5
Asset Impairment, Net of Income Taxes	—	—	—	21.5
Remeasurement Benefit Related to Foreign Income Tax Accounts	(1.2)	(2.6)	(3.9)	(38.1)

(Loss) Income from Continuing Operations, Net of Income Taxes	$(154.0)	$24.0	$(270.3)	$115.1

Net Income Attributable to Noncontrolling Interests	$1.6	$7.0	$8.1	$7.8

Diluted EPS - (Loss) Income from Continuing Operations (2)	$(0.58)	$0.06	$(1.04)	$0.40
Asset Impairment, Net of Income Taxes	—	—	—	0.08
Remeasurement Benefit Related to Foreign Income Tax Accounts	(0.01)	(0.01)	(0.02)	(0.14)
Adjusted Diluted EPS	$(0.59)	$0.05	$(1.06)	$0.34

Targeted Results for the Year Ending Dec. 31, 2014 (Unaudited)

(Dollars In Millions, Except Per Share Data)	Year Ending
	Dec. 31, 2014
	Targeted Results
	Low	High

Adjusted EBITDA	$765	$815
Depreciation, Depletion and Amortization	643	658
Asset Retirement Obligation Expenses	63	61
Interest Income	(15)	(16)
Interest Expense	428	426
Income Tax Provision Before Remeasurement of Foreign Income Tax Accounts	35	45
Adjusted Loss from Continuing Operations (1)	(389)	(359)
Remeasurement Benefit Related to Foreign Income Tax Accounts	(4)	(4)
Loss from Continuing Operations, Net of Income Taxes	$(385)	$(355)

Net Income Attributable to Noncontrolling Interests	$8	$12

Diluted EPS - Loss from Continuing Operations (2)	$(1.47)	$(1.37)
Remeasurement Benefit Related to Foreign Income Tax Accounts	(0.01)	(0.01)
Adjusted Diluted EPS	$(1.48)	$(1.38)

(1)	In order to arrive at the numerator used to calculate Adjusted Diluted EPS, it is necessary to deduct net income attributable to noncontrolling interests from this amount.
(2)	Reflects (loss) income from continuing operations, net of income taxes, less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.